Exhibit 99.1

Prestige Brands Holdings, Inc. Reports 50.8% Revenue Increase & Record Earnings for Third Quarter of Fiscal 2013; Year-To-Date Revenues Increase 52.8%

Full Year F'13 EPS Guidance Increased

Tarrytown, NY-(Business Wire) February 7, 2013-Prestige Brands Holdings, Inc. today announced results for the third fiscal quarter ended December 31, 2012, including revenues of $160.2 million, an increase of 50.8% over the prior year comparable period's revenues of $106.3 million. Revenues for the nine month period ended December 31, 2012 totaled $469.1 million, an increase of 52.8% over the prior year nine month period's revenues of $307.1 million. The third quarter and year-to-date growth was driven by the Company's core over-the-counter (OTC) Healthcare brands and revenue from the Company's acquisition of a portfolio of 17 OTC brands from GlaxoSmithKline (GSK), which was completed on January 31, 2012.

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Reported net income for the third fiscal quarter was $12.3 million, or $0.24 per diluted share, versus $9.5 million, or $0.19 per diluted share, in the prior year comparable period, an increase of 28.9% in reported net income and 26.3% in diluted earnings per share. Adjusted net income and adjusted earnings per share for the third fiscal quarter increased 53.9% and 48.0%, respectively to $19.3 million, or $0.37 per diluted share, for the quarter ended December 31, 2012 compared to $12.5 million, or $0.25 per diluted share, in the prior year comparable period. The fiscal third quarter's adjusted net income excludes integration and transition expenses related to the brands acquired from GSK totaling $2.3 million net of taxes, or $0.04 per diluted share. In addition, this adjustment included increased non-cash amortization of deferred financing costs of $4.7 million net of taxes, or $0.09 per diluted share, related to the Company's accelerated reduction in its term loan, including payments of $82.5 million during the quarter. The prior year third quarter's adjusted net income excluded the net impact of $3.0 million of costs related to the brands acquired from GSK.

Reported net income for the first nine months of fiscal 2013 was $46.2 million, or 24.0% higher than the prior year comparable period's results of $37.2 million. For the first nine months of fiscal 2013, adjusted net income increased 56.8% to $58.5 million, or $1.14 per diluted share, a $21.2 million increase, compared to $37.3 million, or $0.74 per diluted share, in the prior year's comparable period. The current year's adjusted net income for the nine month period excludes expenses related to integration and transition expenses of the brands acquired from GSK and other costs totaling $7.6 million net of taxes, or $0.15 per diluted share, as well as increased non-cash amortization of deferred financing costs of $4.7 million net of taxes, or $.09 per diluted share. The prior year's comparable nine month period excluded the impact of $3.0 million of costs primarily related to the brands acquired from GSK, which was largely offset by a net gain associated with a legal settlement, and other net costs totaling approximately $2.9 million, or a net impact of $0.01 per diluted share.

Reported gross profit for the third fiscal quarter was $85.0 million, an increase of $29.9 million, or 54.2%, over the prior year's comparable quarter of $55.1 million. Adjusted gross margin for the third fiscal quarter was $88.8 million and 55.4% of revenues, in line with expectations, reflecting the seasonal impact of cough/cold products' promotional and merchandising activity during the quarter. This compares to $55.1 million and 51.9% of revenues in the prior year's comparable period. The current year period excludes integration and transition costs of $3.8 million related to the brands acquired from GSK. The year-over-year increase in adjusted gross margin is primarily a result of the increase in revenues and the impact of the GSK acquired brands.

Revenue Review

Revenues for the OTC Healthcare segment were $139.0 million, 63.7% higher than the prior year's third quarter results of $84.9 million. The increase in revenues in the OTC segment was a result of the increased marketing and advertising support behind the Company's core OTC brands. Among the brands which reported consumption gains were BC® and Goody's®, PediaCare®, Dramamine®, The Doctors®, Little Remedies®, Clear Eyes® and Chloraseptic®. For the nine month period, net revenues for the OTC segment were $403.2 million, 71.4% higher than the prior year comparable period's results of $235.3 million. Revenues for the Household Cleaning segment, which represents approximately 13% of corporate revenues and 7% of brand contribution, were $21.2 million for the third fiscal quarter, approximately even with the prior year comparable period's results of $21.3 million. Year-to-date revenues for the Household Cleaning segment were $65.9 million, an 8.2% decrease over the prior year comparable nine month period's results of $71.8 million.

Commentary and Outlook

“The health of our core OTC brands, well-executed advertising and promotional initiatives, and the strength of our balance sheet all contributed to the success of our third quarter and nine month results,” said Matthew M. Mannelly, CEO. “We delivered record third quarter revenues, backed by solid performance in our core OTC brands. Cash flow from operations was a record $40.5 million this quarter, resulting from strong brand sales to retailers and excellent consumer takeaway in the marketplace. Our industry-leading and consistent cash flow from operations combined with a solid balance sheet helped us de-lever substantially in the third quarter, paying debt down by $82.5 million and continuing to build acquisition capacity,” he said. “Our strong year-to-date performance gives us confidence to increase both our earnings guidance as well as our guidance for cash provided by operating activities for the full fiscal year. We are raising our Adjusted EPS guidance for fiscal 2013 to $1.45-$1.48 per share from $1.37-$1.42. Cash flow from operations, which reached a record $100.9 million year-to-date, is now projected to be approximately $120-$125 million, up from the previously announced $110 million.”

“In addition, the Company plans to refinance its existing term loans to the more favorable interest rates now available to enhance our already solid balance sheet and financial profile,” Mr. Mannelly said. “The transaction is expected to close by mid February assuming current market conditions prevail.”

Free Cash Flow and Debt Reduction
The Company's record free cash flow for the third fiscal quarter ended December 31, 2012 was $36.8 million, an increase of $22.3 million over the prior year comparable period's free cash flow of $14.5 million. For the nine month period ended December 31, 2012, free cash flow totaled $92.0 million compared to $47.6 million in the prior year's comparable period. On a per share basis, free cash flow for the nine month period ended December 31, 2012 translates to $1.79 per share and an estimated $2.15-$2.24 per share for the full fiscal year.

The Company's net debt at December 31, 2012 was $997.1 million, reflecting a reduction of a total of $63.9 million during the quarter. This consisted of approximately $42 million of cash flow from operations and approximately $22 million of proceeds realized from the previously announced divestiture of Phazyme® gas treatment, a non-core OTC product acquired as part of the GSK brands acquisition. At December 31, 2012, the Company's covenant-defined leverage ratio was approximately 4.35, down from approximately 5.25 at the time of the closing on the acquisition of the GSK brands on January 31, 2012.

Q3 Conference Call & Accompanying Slide Presentation
The Company will host a conference call to review its third quarter results on February 7, 2013 at 8:30 am EDT. The toll-free dial-in numbers are 866-578-5788 within North America and 617-213-8057 outside of North America. The conference pass code is "prestige". The Company will provide a live internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 31315331.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Beano® gas prevention, Debrox® earwax remover, and Gaviscon® antacid in Canada.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding our outlook and expected financial results, including earnings per share, cash flow from operations and free cash flow, our plans to refinance our term loans to lower interest rates and our acquisition capacity. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the progress of the GSK intergation, the impact of our advertising and promotional initiatives, the severity of the cough and cold season and changes in interest rates available in the market. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.
Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2012	2011	2012	2011
Revenues
Net sales	$159,492	$105,799	$466,735	$304,678
Other revenues	740	451	2,349	2,411
Total revenues	160,232	106,250	469,084	307,089

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	75,235	51,128	209,938	148,193
Gross profit	84,997	55,122	259,146	158,896

Operating Expenses
Advertising and promotion	23,538	15,274	67,371	38,580
General and administrative	11,378	13,655	40,114	32,366
Depreciation and amortization	3,359	2,563	9,950	7,683
Total operating expenses	38,275	31,492	117,435	78,629
Operating income	46,722	23,630	141,711	80,267

Other (income) expense
Interest income	(4)	(1)	(9)	(4)
Interest expense	26,665	8,117	66,178	24,977
Gain on settlement	—	—	—	(5,063)
Total other expense	26,661	8,116	66,169	19,910
Income before income taxes	20,061	15,514	75,542	60,357
Provision for income taxes	7,804	6,004	29,386	23,130
Net income	$12,257	$9,510	$46,156	$37,227

Earnings per share:
Basic	$0.24	$0.19	$0.91	$0.74
Diluted	$0.24	$0.19	$0.90	$0.73

Weighted average shares outstanding:
Basic	50,686	50,307	50,465	50,256
Diluted	51,523	50,684	51,285	50,667

Comprehensive income, net of tax:
Currency translation adjustments	(1)	(18)	23	(70)
Total other comprehensive income (loss)	(1)	(18)	23	(70)
Comprehensive income	$12,256	$9,492	$46,179	$37,157

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	December 31, 2012	March 31, 2012
Current assets
Cash and cash equivalents	$10,431	$19,015
Accounts receivable, net	73,752	60,228
Inventories	54,250	51,113
Deferred income tax assets	6,594	5,283
Prepaid expenses and other current assets	6,195	11,396
Total current assets	151,222	147,035

Property and equipment, net	9,190	1,304
Goodwill	167,546	173,702
Intangible assets, net	1,375,938	1,400,522
Other long-term assets	27,493	35,713
Total Assets	$1,731,389	$1,758,276

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$40,858	$26,726
Accrued interest payable	13,620	13,889
Other accrued liabilities	34,272	23,308
Total current liabilities	88,750	63,923

Long-term debt
Principal amount	1,007,500	1,135,000
Less unamortized discount	(7,200)	(11,092)
Long-term debt, net of unamortized discount	1,000,300	1,123,908

Deferred income tax liabilities	185,007	167,717
Total Liabilities	1,274,057	1,355,548

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Preferred share rights	283	283
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 51,201 shares at December 31, 2012 and 50,466 shares at March 31, 2012	512	505
Additional paid-in capital	400,316	391,898
Treasury stock, at cost - 181 shares at December 31, 2012 and March 31, 2012	(687)	(687)
Accumulated other comprehensive income (loss), net of tax	10	(13)
Retained earnings	56,898	10,742
Total Stockholders' Equity	457,332	402,728
Total Liabilities and Stockholders' Equity	$1,731,389	$1,758,276

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
(In thousands)	2012	2011
Operating Activities
Net income	$46,156	$37,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,950	7,683
Deferred income taxes	15,979	7,321
Amortization of deferred financing costs	8,220	847
Stock-based compensation costs	2,965	2,360
Amortization of debt discount	3,892	687
Lease termination costs	975	—
Loss on disposal of equipment	51	—
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	(13,518)	(5,816)
Inventories	(3,351)	(3,850)
Prepaid expenses and other current assets	5,801	2,650
Accounts payable	14,125	2,392
Accrued liabilities	9,631	(3,508)
Net cash provided by operating activities	100,876	47,993

Investing Activities
Purchases of property and equipment	(8,922)	(358)
Proceeds from escrow of Blacksmith acquisition	—	1,200
Proceeds from the sale of property and equipment	15	—
Proceeds from the sale of the Phazyme brand	21,700	—
Acquisition of brands from GSK purchase price adjustments	(226)	—
Net cash provided by investing activities	12,567	842

Financing Activities
Repayments of long-term debt	(167,500)	(58,000)
Repayments under revolving credit agreement	(8,000)	—
Borrowings under revolving credit agreement	48,000	—
Proceeds from exercise of stock options	5,460	572
Shares surrendered as payment of tax withholding	—	(271)
Net cash used in financing activities	(122,040)	(57,699)

Effects of exchange rate changes on cash and cash equivalents	13	(31)
Decrease in cash and cash equivalents	(8,584)	(8,895)
Cash and cash equivalents - beginning of period	19,015	13,334
Cash and cash equivalents - end of period	$10,431	$4,439

Interest paid	$54,149	$28,503
Income taxes paid	$7,183	$12,699

Prestige Brands Holdings, Inc.
Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended December 31, 2012			Nine Months Ended December 31, 2012
	OTC Healthcare	Household Cleaning	Consolidated	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$138,858	$20,634	$159,492	$402,633	$64,102	$466,735
Other revenues	175	565	740	520	1,829	2,349
Total revenues	139,033	21,199	160,232	403,153	65,931	469,084
Cost of sales	59,381	15,854	75,235	160,249	49,689	209,938
Gross profit	79,652	5,345	84,997	242,904	16,242	259,146
Advertising and promotion	22,410	1,128	23,538	62,309	5,062	67,371
Contribution margin	$57,242	$4,217	61,459	$180,595	$11,180	191,775
Other operating expenses			14,737			50,064
Operating income			46,722			141,711
Other expense			26,661			66,169
Income before income taxes			20,061			75,542
Provision for income taxes			7,804			29,386
Net income			$12,257			$46,156

	Three Months Ended December 31, 2011			Nine Months Ended December 31, 2011
	OTC Healthcare	Household Cleaning	Consolidated	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$84,711	$21,088	$105,799	$234,712	$69,966	$304,678
Other revenues	195	256	451	552	1,859	2,411
Total revenues	84,906	21,344	106,250	235,264	71,825	307,089
Cost of sales	35,329	15,799	51,128	97,198	50,995	148,193
Gross profit	49,577	5,545	55,122	138,066	20,830	158,896
Advertising and promotion	14,170	1,104	15,274	34,746	3,834	38,580
Contribution margin	$35,407	$4,441	39,848	$103,320	$16,996	120,316
Other operating expenses			16,218			40,049
Operating income			23,630			80,267
Other expense			8,116			19,910
Income before income taxes			15,514			60,357
Provision for income taxes			6,004			23,130
Net income			$9,510			$37,227

About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations or the sale thereof and Non-GAAP Adjusted EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations and the sale thereof, gain on settlement, loss on extinguishment of debt, certain other legal and professional fees and acquisition-related costs. We define Non-GAAP Adjusted Gross Margin as Gross Profit before certain acquisition and integration-related costs. We define Non-GAAP Adjusted Operating Income as Operating Income before certain other legal and professional fees, acquisition and integration-related costs. We define Non-GAAP Adjusted Net Income as Net Income before gain on settlement, loss on extinguishment of debt, certain other legal and professional fees, acquisition and integration-related costs, income or loss from discontinued operations and the sale thereof, the applicable tax impacts associated with these items and the tax impacts of state tax rate adjustments and other non-deductible items. Non-GAAP Adjusted EPS is calculated based on Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period. We define Non-GAAP Free Cash Flow as Net cash provided by operating activities less cash paid for capital expenditures. Non-GAAP Free Cash Flow per Share is calculated based on Non-GAAP Free Cash Flow, divided by the weighted average number of common and potential common shares outstanding during the period. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share may not be comparable to similarly titled measures reported by other companies.

We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share because they provide additional ways to view our operations, when considered with both our GAAP results and the reconciliation to net income and net cash provided by operating activities, respectively, which we believe provide a more complete understanding of our business than could be obtained absent this disclosure. Additionally, we believe that Free Cash Flow and Free Cash Flow per Share are commonly used measures of liquidity and are indicative of cash available for debt repayment and acquisitions. Each of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing our ability to pursue acquisitions or to service or incur indebtedness; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share has limitations and you should not consider these measures in isolation from or as an alternative to GAAP measures such as Operating income, Net income, and Net cash flow provided by operating activities, or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The following tables set forth the reconciliation of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share, all of which are non-GAAP financial measures, to GAAP Gross Profit, GAAP Operating Income, GAAP Net Income, GAAP Diluted EPS and GAAP Net cash provided by operating activities, our most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Gross Margin to Non-GAAP Adjusted Gross Margin:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
(In thousands)
GAAP Total Revenues	$160,232	$106,250	$469,084	$307,089
Adjustments:
Additional slotting costs associated with GSK	—	—	411	—
Total adjustments	—	—	411	—
Non-GAAP Adjusted Total Revenues	$160,232	$106,250	$469,495	$307,089

GAAP Gross Profit	$84,997	$55,122	$259,146	$158,896
Adjustments:
Additional slotting costs associated with GSK	—	—	411	—
Inventory step-up charge associated with acquisitions	—	—	23	—
Additional product testing costs associated with GSK	—	—	220	—
Additional supplier transition costs associated with GSK	3,765	—	5,426	—
Total adjustments	3,765	—	6,080	—
Non-GAAP Adjusted Gross Margin	$88,762	$55,122	$265,226	$158,896
Non-GAAP Adjusted Gross Margin %	55.4%	51.9%	56.5%	51.7%

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
(In thousands)
GAAP Operating Income	$46,722	$23,630	$141,711	$80,267
Adjustments:
Additional slotting costs associated with GSK	—	—	411	—
Inventory step-up charge associated with acquisitions	—	—	23	—
Additional product testing costs associated with GSK	—	—	220	—
Additional supplier transition costs associated with GSK	3,765	—	5,426	—
Legal and professional fees associated with acquisitions	—	4,890	98	5,665
Unsolicited proposal costs	—	—	534	—
Transition and integration costs associated with GSK	—	—	5,811	—
Total adjustments	3,765	4,890	12,523	5,665
Non-GAAP Adjusted Operating Income	$50,487	$28,520	$154,234	$85,932

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
(In thousands)
GAAP Net Income	$12,257	$9,510	$46,156	$37,227
Interest expense, net	26,661	8,116	66,169	24,973
Income tax provision	7,804	6,004	29,386	23,130
Depreciation and amortization	3,359	2,563	9,950	7,683
Non-GAAP EBITDA:	50,081	26,193	151,661	93,013
Adjustments:
Gain on settlement	—	—	—	(5,063)
Additional slotting costs associated with GSK	—	—	411	—
Inventory step-up charge associated with acquisitions	—	—	23	—
Additional product testing costs associated with GSK	—	—	220	—
Additional supplier transition costs associated with GSK	3,765	—	5,426	—
Legal and professional fees associated with acquisitions	—	4,890	98	5,665
Unsolicited proposal costs	—	—	534	—
Transition and integration costs associated with GSK	—	—	5,811	—
Total adjustments	3,765	4,890	12,523	602
Non-GAAP Adjusted EBITDA	$53,846	$31,083	$164,184	$93,615

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:

	Three Months Ended December 31,				Nine Months Ended December 31,
	2012	2012 Adjusted EPS	2011	2011 Adjusted EPS	2012	2012 Adjusted EPS	2011	2011 Adjusted EPS
(In thousands)
GAAP Net Income	$12,257	$0.24	$9,510	$0.19	$46,156	$0.90	$37,227	$0.73
Adjustments:
Gain on settlement	—	—	—	—	—	—	(5,063)	(0.10)
Additional slotting costs associated with GSK	—	—	—	—	411	0.01	—	—
Inventory step-up charge associated with acquisitions	—	—	—	—	23	—	—	—
Additional product testing costs associated with GSK	—	—	—	—	220	—	—	—
Additional supplier transition costs associated with GSK	3,765	0.07	—	—	5,426	0.11	—	—
Legal and professional fees associated with acquisitions	—	—	4,890	0.10	98	—	5,665	0.11
Unsolicited proposal costs	—	—	—	—	534	0.01	—	—
Transition and integration costs associated with GSK	—	—	—	—	5,811	0.11	—	—
Accelerated amortization of debt discount and issue costs	7,746	0.15	—	—	7,746	0.15	—	—
Tax impact of adjustments	(4,513)	(0.09)	(1,892)	(0.04)	(7,920)	(0.15)	(275)	—
Tax impact of state rate adjustments and other non-deductible items	—	—	—	—	—	—	(237)	—
Total adjustments	6,998	0.13	2,998	0.06	12,349	0.24	90	0.01
Non-GAAP Adjusted Net Income and Adjusted EPS	$19,255	$0.37	$12,508	$0.25	$58,505	$1.14	$37,317	$0.74

Reconciliation of GAAP Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
(In thousands)
GAAP Net cash provided by operating activities	$40,502	$14,527	$100,876	$47,993
Additions to property and equipment for cash	(3,656)	(51)	(8,922)	(358)
Non-GAAP Free Cash Flow	$36,846	$14,476	$91,954	$47,635

Non-GAAP Free Cash Flow per Share	$0.72	$0.29	$1.79	$0.94

Reconciliation of GAAP Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share:

	Three Months Ended December 31,				Nine Months Ended December 31,
	2012	2012 Free Cash Flow per Share	2011	2011 Free Cash Flow per Share	2012	2012 Free Cash Flow per Share	2011	2011 Free Cash Flow per Share
(In thousands)
GAAP Net Income	$12,257	$0.24	$9,510	$0.19	$46,156	$0.90	$37,227	$0.73
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	17,179	0.33	5,136	0.10	42,032	0.82	18,898	0.38
Changes in operating assets and liabilities, net of effects from acquisitions as shown in the Statement of Cash Flows	11,066	0.22	(119)	—	12,688	0.25	(8,132)	(0.16)
Total adjustments	28,245	0.55	5,017	0.10	54,720	1.07	10,766	0.22
GAAP Net cash provided by operating activities	$40,502	$0.79	$14,527	$0.29	$100,876	$1.97	$47,993	$0.95
Additions to property and equipment for cash	$(3,656)	$(0.07)	$(51)	$—	$(8,922)	$(0.18)	$(358)	$(0.01)
Non-GAAP Free Cash Flow per Share	$36,846	$0.72	$14,476	$0.29	$91,954	$1.79	$47,635	$0.94